Exhibit 99.2

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	763-354-1791	612-455-1754

ARCTIC CAT DECLARES QUARTERLY DIVIDEND

MINNEAPOLIS, July 22, 2015 — Arctic Cat Inc. (NASDAQ: ACAT) announced today that its board of directors declared a quarterly cash dividend to shareholders of $0.125 per share of common stock. The dividend is payable on or about September 11, 2015, to shareholders of record as of the close of business on August 28, 2015. Arctic Cat currently has approximately 12.9 million common shares outstanding.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

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